UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 16, 2018

AT&T INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas		75202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On November 16, 2018, AT&T Inc. (“AT&T”) issued notices for the redemption in full of all of its outstanding (i) $2,250,000,000 aggregate principal amount of its 5.800% Global Notes due February 15, 2019 (CUSIP No. 00206RAR3; the “5.800% Notes”), and (ii) $941,502,000 aggregate principal amount of its 5.875% Global Notes due October 1, 2019 (CUSIP No. 00206RCX8; the “5.875% Notes” and, together with the 5.800% Notes, the “Notes”).

The Notes will be redeemed on December 19, 2018 at “make-whole” redemption prices as set forth in the respective Notes. On and after the date of redemption, the Notes will no longer be deemed outstanding, interest on the Notes will cease to accrue and, except for the right to receive the redemption payment upon surrender of the Notes, all rights of the holders of the Notes will terminate. The notices of redemption specifying the terms, conditions and procedures for the respective redemptions are available through The Depository Trust Company or The Bank of New York Mellon, located at 111 Sanders Creek Parkway, East Syracuse, NY 13057, as paying agent for the Notes. The foregoing does not constitute a notice of redemption for the Notes.

As previously reported, on June 14, 2018, AT&T drew on its $16.175 billion Term Loan Credit Agreement, dated as of November 15, 2016 (the “Term Loan”), by and among AT&T, certain lenders party thereto and JPMorgan Chase Bank, N.A., as agent, to finance a portion of the cash consideration for the acquisition of Time Warner Inc. On November 16, 2018, AT&T gave notice of its intent to repay $3.55 billion of the $6.175 billion outstanding under the Term Loan, including $462.5 million of the amount outstanding of Tranche A advances and $3.0875 billion of the amount outstanding of Tranche B advances. After the repayments are applied there will be $2.625 billion outstanding of Tranche A advances and $0 outstanding of Tranche B advances.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: November 16, 2018	By:	/s/ George B. Goeke
George B. Goeke
Senior Vice President and Treasurer